EXHIBIT 16.1

(letterhead)

June 2, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Comprehensive Care Corporation

We have read Item 4 of Form 8-K dated June 4, 2004, of Comprehensive Care Corporation and are in agreement with the statements contained in paragraph 4(a) except for the second sentence as to which we have no basis to agree or disagree. We have no basis to agree or disagree with the statements of the registrant contained in paragraph 4(b).

Very truly yours,

/s/ Eisner LLP

Eisner LLP